AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NEW FORTRESS ENERGY INC.
September 11, 2026

New Fortress Energy Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), hereby certifies as follows:
1.The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 3, 2020 under the name New Fortress Energy Inc. (as in effect immediately prior to the adoption and effectiveness hereof, the “Original Certificate of Incorporation”).
2.This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), which amends and restates the Original Certificate of Incorporation, has been duly approved and adopted in accordance with Sections 242 and 245 of the DGCL and shall be effective as of the effectiveness of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”).
The Original Certificate of Incorporation is hereby amended and restated in its entirety as follows:
FIRST: The name of the Corporation is: New Fortress Energy Inc. The Corporation’s business may be conducted in accordance with applicable law under any other name or names, as determined by the Board of Directors of the Corporation (the “Board of Directors”). The words “Inc.,” “corporation,” or similar words or letters shall be included in the Corporation’s name where necessary for the purpose of complying with the DGCL. The Board of Directors may change the name of the Corporation at any time and from time to time in accordance with the DGCL and shall notify the Corporation’s stockholders of such change as required by the DGCL or other applicable law.
SECOND: The registered office of the Corporation in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Corporation in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Corporation shall be located at 111 W. 19th Street, 8th Floor, New York, New York 10011 or such other place as the Board of Directors may from time to time designate by notice to the stockholders. The Corporation may maintain offices at such other place or places within or outside the State of Delaware as the Board of Directors determines to be necessary or appropriate.
THIRD: The purposes of the Corporation shall be to (a) promote, conduct or engage in, directly or indirectly, any lawful act or activity for which a corporation may be organized under the DGCL, (b) acquire, hold and dispose of interests in any corporation, partnership, joint venture, limited liability company or other entity, and, in connection therewith, to exercise all of the rights and powers conferred upon the Corporation with respect to its interests therein, and (c) conduct any and all activities related or incidental to the foregoing purposes. The Corporation shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes described in this Article THIRD. The Corporation’s term shall be perpetual, unless and until it is dissolved in accordance with the provisions of the DGCL.
FOURTH: The total number of shares of capital stock that the Corporation shall be authorized to issue is 950 million shares (“Shares”), consisting of: (a) 750 million shares of Class A common stock (“Class A Shares”), each having a par value of one cent ($0.01), and (b) 200 million shares of preferred stock (“Preferred Shares”), each having a par value of one cent ($0.01). All Shares issued pursuant to, and in accordance with the requirements of, this Article FOURTH shall be validly issued, fully paid and nonassessable Shares in the Corporation, except to the extent otherwise provided in the DGCL or this Certificate of Incorporation (including the Convertible Preferred Stock Certificate of Designations (as defined below) and any other applicable Share Designation (as defined below)).
The Certificate of Designations of Series A Mandatorily Convertible Preferred Stock of the Corporation is attached hereto as Exhibit A (the “Convertible Preferred Stock Certificate of Designations”) and is hereby incorporated herein by reference in its entirety.
Subject to applicable law and the rights, if any, of holders of the Convertible Preferred Stock (as defined in the Convertible Preferred Stock Certificate of Designations) and any other Shares issued pursuant to any other applicable Share Designation, the Corporation may issue Shares, and options, rights, warrants and appreciation rights relating to Shares, for any corporate purpose at any time and from time to time to such Persons for such consideration (which may be cash, property, services or any other lawful consideration) and on such terms and conditions as the Board of Directors shall determine in accordance with the DGCL, all without the approval of any stockholders to the extent permitted by applicable law. Each Share shall have the rights and be governed by the provisions set forth in this Certificate of Incorporation (including the Convertible Preferred Stock Certificate of Designations and any other applicable Share Designation). Except to the extent expressly provided in this Certificate of Incorporation (including the Convertible Preferred Stock Certificate of Designations or any other applicable Share Designation), no Shares shall entitle any stockholder to any preemptive, preferential or similar rights with respect to the issuance of Shares.
The Class A Shares shall entitle the Record Holders thereof to one vote per Share on any and all matters submitted for the consent or approval of stockholders generally. The voting
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rights with respect to the Convertible Preferred Stock are set forth in full in the Convertible Preferred Stock Certificate of Designations.
Subject to applicable law and the rights, if any, of holders of the Convertible Preferred Stock and any other Shares issued pursuant to any other applicable Share Designation, in addition to the Shares outstanding on the date hereof, and without the consent or approval of any stockholders to the extent permitted by applicable law, additional Shares may be issued by the Corporation in one or more classes, with such designations, preferences, rights, powers and duties (which may be junior to, equivalent to, or senior or superior to, any existing classes of Shares), as shall be fixed by the Board of Directors and reflected in a written action or actions approved by the Board of Directors (each, a “Share Designation”), including, without limitation, (a) the right to share Corporation profits and losses or items thereof; (b) the right to share in Corporation distributions, the dates distributions will be payable and whether distributions with respect to such series or class will be cumulative or non-cumulative; (c) rights upon dissolution and liquidation of the Corporation; (d) whether, and the terms and conditions upon which, the Corporation may redeem such Shares; (e) whether such Shares are issued with the privilege of conversion or exchange and, if so, the conversion or exchange price or prices or rate or rates, or any adjustments thereto, the date or dates on which, or the period or periods during which, the Shares will be convertible or exchangeable and all other terms and conditions upon which the conversion or exchange may be made; (f) the terms and conditions upon which such Shares will be issued, evidenced by certificates and assigned or transferred; (g) the terms and amounts of any sinking fund provided for the purchase or redemption of Shares of the class or series; (h) whether there will be restrictions on the issuance of Shares of the same class or series or any other class or series; and (i) the right, if any, of the holder of each such Share to vote on Corporation matters, including matters relating to the relative rights, preferences and privileges of such Shares. Unless otherwise provided in the Convertible Preferred Stock Certificate of Designations or any other applicable Share Designation, the Board of Directors may at any time increase or decrease the amount of Preferred Shares of any class or series then outstanding, but not (a) below the number of Shares of Convertible Preferred Stock or any other class or series of Preferred Shares of such class or series then outstanding or (b) above the total number of authorized Convertible Preferred Stock (together with all other authorized Preferred Shares).
Upon the Effective Time and without any further action of the Corporation or any stockholder of the Corporation, each fifty (50) shares of Class A Shares issued and outstanding immediately prior to the Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable Class A Share, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). As of the Effective Time, there are no longer any Shares designated as “Class B” Shares issued and outstanding. No fractional shares shall be issued at the Effective Time and, in lieu thereof, the stockholders who would otherwise be issued fractional shares will be entitled to receive from the Corporation’s transfer agent, upon receipt by the Corporation’s transfer agent of a properly completed and duly executed transmittal letter, cash (without interest or deduction) in an amount equal to the product obtained by multiplying (a) the closing price per share of the Class A Shares on the date of the Effective Time as reported on the Nasdaq Stock Market by (b) the fraction of the Class A Share that would otherwise be issued to such stockholder, in each case, after giving effect to the
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Reverse Stock Split. Each stock certificate or book-entry position that represented Class A Shares that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for the exchange, represent that number of whole shares of Class A Shares into which the Shares formerly represented by such certificate or book-entry position have been automatically reclassified and combined; provided, however, that each stockholder of record holding a certificate that represented shares of Class A Shares that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new book-entry position evidencing and representing the number of whole shares of Class A Shares after the Effective Time into which the Shares of Class A Shares formerly represented by such certificate shall have been reclassified and combined.
To the extent permitted by the DGCL, but subject to the rights, if any, of holders of the Convertible Preferred Stock and any other Shares issued pursuant to any other applicable Share Designation, the Board of Directors may, without the consent or approval of any stockholders, amend this Certificate of Incorporation and make any filings under the DGCL or otherwise to the extent the Board of Directors determines that it is necessary or desirable in order to reflect any Share Designation of Preferred Shares pursuant to this Article FOURTH.
FIFTH: Subject to the rights and preferences, if any, applicable to Preferred Shares or any series thereof, the holders of Class A Shares shall be entitled to receive ratably in proportion to the number of Class A Shares held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor. Each distribution in respect of a Class A Share shall be paid by the Corporation, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Class A Share as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Corporation’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:
(1)     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(2)     The Board of Directors shall consist of not fewer than three nor more than fifteen members, the exact number of which shall be determined from time to time by resolution adopted by a majority of the Board of Directors then in office. Each Director shall be elected to serve a term expiring at the next annual meeting of stockholders following such Director’s election and until such Director’s successor is duly elected or appointed and qualified, or until such Director’s earlier death, resignation, incapacity or removal in the manner herein provided. Directors need not be stockholders. The Directors shall be elected at the annual
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meeting of stockholders, except as provided in clause (3) of this Article SIXTH. Directors shall be elected by the majority of the votes cast affirmatively or negatively by stockholders of the issued and outstanding Voting Shares, which action may be taken without a meeting by written consent in accordance with Section 9 of Article II of the By-Laws (as defined below). Any Director or the whole Board of Directors may be removed, with or without cause, at any time, by the affirmative vote of holders of a Share Majority. The vacancy in the Board of Directors caused by any such removal shall be filled by the Board of Directors as provided in clause (3) of this Article SIXTH.
(3)    Unless otherwise required by law and subject to clause (2) of this Article SIXTH, any vacancy on the Board of Directors that results from newly created directorships resulting from any increase in the authorized number of Directors may be filled by the affirmative vote of a majority of the remaining Directors then in office; provided that a quorum is present, and any other vacancies, including as a result of the resignation, removal (with or without cause), death or incapacity of a Director, may be filled by the affirmative vote of a majority of the remaining Directors then in office, though less than a quorum, or by the affirmative vote of a sole remaining Director. Any Director elected to fill a vacancy resulting from an increase in the authorized number of Directors on the Board of the Directors pursuant to the foregoing sentence shall have a term expiring at the next annual meeting of stockholders and until such Director’s successor is duly elected or appointed and qualified, or until such Director’s earlier death, resignation, incapacity or removal in the manner herein provided. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of such Director’s predecessor and until such Director’s successor is duly elected or appointed and qualified, or until his or her earlier death, resignation, incapacity or removal. If there are no Directors in office, then an election of Directors may be held in the manner provided by the DGCL.
(4)    In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation (including the Convertible Preferred Stock Certificate of Designations and any other applicable Share Designation), and any by-laws of the Corporation (the “By-Laws”) adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Directors which would have been valid if such By-Laws had not been adopted.
SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as
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may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.
EIGHTH: No Director or officer shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a Director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. All references in this Article EIGHTH to an “officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.
The Corporation shall indemnify any Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (each, a “Proceeding”), by reason of the Indemnified Person’s status as such, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a Person who has ceased to be an Indemnified Person and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for Proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Indemnified Person (or his or her heirs, executors or personal or legal representatives) in connection with a Proceeding (or part thereof) initiated by such Person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of a written undertaking by or on behalf of the Indemnified Person receiving advancement to repay the amount advanced if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Corporation under this Article EIGHTH.
The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to Indemnified Persons.
The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any Person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested Directors or otherwise.
Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of
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expenses of an Indemnified Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
NINTH: The Corporation hereby renounces, to the fullest extent permitted by Section 122(17) of the DGCL, any interest or expectancy of the Corporation in, or in being offered, an opportunity to participate in, any Business Opportunity. A “Business Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any Director of the Corporation who is not an employee of the Corporation or any of its Subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person solely in such Covered Person’s capacity as a Director of the Corporation. To the fullest extent permitted by law, the Corporation hereby waives any claim against a Covered Person, and agrees to indemnify all Covered Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could limit any Covered Person from pursuing or engaging in any Business Opportunity. Directors shall have no obligation hereunder or as a result of any duty expressed or implied by law to present Business Opportunities to the Corporation that may become available to Affiliates of such Director. None of any Group Member, any stockholder or any other Person shall have any rights by virtue of a Director’s duties as a director, this Certificate of Incorporation or any Group Member Agreement in any business ventures of any Director.
TENTH: Unless otherwise required by law, special meetings of the stockholders may be called only by the Chairman of the Board or a majority of the Board of Directors or a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers include the authority to call such meetings. No stockholders or group of stockholders, acting in its or their capacity as stockholders, shall have the right to call a special meeting of the stockholders.
ELEVENTH:
(1)     Except as provided in clauses (2) and (3) of this Article ELEVENTH and subject to the Convertible Preferred Stock Certificate of Designations and any other applicable Share Designation, the Board of Directors may amend any of the terms of this Certificate of Incorporation or the By-Laws but only in compliance with the terms, conditions and procedures set forth in this clause (1). If the Board of Directors desires to amend any provision of this Certificate of Incorporation or the By-Laws other than, with respect to the By-Laws, pursuant to Section 3 of Article X of the By-Laws, then it shall first adopt a resolution setting forth the amendment proposed, declaring its advisability, and then, to the extent required by the DGCL, (a) call a special meeting of the stockholders entitled to vote in respect thereof for the consideration of such amendment, (b) direct that the amendment proposed be considered at the next annual meeting of the stockholders or (c) seek the written consent of the stockholders. Amendments to this Certificate of Incorporation may be proposed only by or with the consent of the
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Board of Directors. Such special or annual meeting shall be called and held upon notice in accordance with the By-Laws. The notice shall set forth such amendment in full or a brief summary of the changes to be effected thereby, as the Board of Directors shall deem advisable. At the meeting, a vote of stockholders entitled to vote thereon shall be taken for and against the proposed amendment. A proposed amendment shall be effective upon its approval by a Share Majority, unless a greater percentage is required under this Certificate of Incorporation (including the Convertible Preferred Stock Certificate of Designations and any other applicable Share Designation), the By-Laws, applicable law or the rules and regulations of any securities exchange or quotation system on which the Corporation’s securities are listed or quoted for trading.
(2)    Notwithstanding clause (1) of this Article ELEVENTH, the affirmative vote of the holders of the issued and outstanding Voting Shares representing at least two-thirds of the total votes that may be cast by all the issued and outstanding Voting Shares in the election of Directors, voting together as a single class, shall be required to alter or amend any provision of this clause (2) or clause (3)(b) of this Article ELEVENTH.
(3)
(a)    Notwithstanding the provisions of clause (1) of this Article ELEVENTH, no provision of this Certificate of Incorporation or the By-Laws that establishes a percentage of Outstanding Voting Shares required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the affirmative vote (including by written consent) of holders of Outstanding Voting Shares whose aggregate Outstanding Voting Shares constitute not less than the voting requirement sought to be reduced.
(b)    Notwithstanding the provisions of clause (1) of this Article ELEVENTH, but subject to the provisions of clause (2) of this Article ELEVENTH, no amendment to this Certificate of Incorporation or the By-Laws may (i) enlarge the obligations of any stockholder without its consent, unless such shall occur as a result of an amendment approved pursuant to clause (3)(c) of this Article ELEVENTH or (ii) change the term of the Corporation.
(c)    Without limitation of the Board of Directors’ authority to adopt amendments to this Certificate of Incorporation or the By-Laws without the approval of any stockholders as contemplated in clause (1) of this Article ELEVENTH, and notwithstanding the provisions of clause (1) of this Article ELEVENTH, any amendment that would have a material adverse effect on the rights or preferences of any class or series of Shares in relation to other classes or series of Shares must be approved by the
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holders of a majority of the issued and outstanding shares of the class or series affected.
(d)     Without limitation of the Board of Directors’ authority to adopt amendments to this Certificate of Incorporation or the By-Laws without the approval of any stockholders as contemplated in clause (1) of this Article ELEVENTH, and notwithstanding the provisions of clause (1) of this Article ELEVENTH, holders of Class A Shares will not be entitled to vote on any amendment to this Certificate of Incorporation (including the Convertible Preferred Stock Certificate of Designations and any other applicable Share Designation) that relates solely to the terms of one or more outstanding series of Preferred Shares or other classes or series of Shares if the holders of such affected classes or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including the Convertible Preferred Stock Certificate of Designations and any other applicable Share Designation) or pursuant to the DGCL.
TWELFTH: For purposes of this Certificate of Incorporation:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person in question. As used herein, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.
“Company Group” means the Corporation and each Subsidiary of the Corporation.
“Director” means a member of the Board of Directors of the Corporation.
“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.
“Group Member” means a member of the Company Group.
“Group Member Agreement” means the partnership agreement of any Group Member that is a limited or general partnership, the limited liability company agreement of any Group Member, other than the Corporation, that is a limited liability company, the certificate of incorporation and by-laws or similar organizational documents of any
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Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.
“Indemnified Person” means (a) any Person who is or was a Director or officer of the Corporation or its predecessor, (b) any Person who is or was serving at the request of the Corporation or its predecessor as an officer, director, member, manager, partner, fiduciary or trustee of another Person (including any Subsidiary); provided that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (c) any Person the Board of Directors designates as an “Indemnified Person” for purposes of this Certificate of Incorporation following the effectiveness of this Certificate of Incorporation.
“New Fortress Intermediate” means New Fortress Intermediate LLC, a Delaware limited liability company.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.
“Record Date” means the date established by the Board of Directors for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of stockholders or entitled to exercise rights in respect of any lawful action of stockholders or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.
“Record Holder” or “holder” means (a) with respect to any Class A Shares, the Person in whose name such Shares are registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, and (b) with respect to any Shares of any other class, the Person in whose name such Shares are registered on the books that the Corporation has caused to be kept as of the opening of business on such Business Day.
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.
“Share Majority” means a majority of the total votes that may be cast in the election of Directors by holders of all the issued and outstanding Voting Shares.
“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns or otherwise controls, directly or indirectly, (a) more than 50% of the (1) voting shares or other similar interests or (2) economic interest, (b) a sole general partner interest or managing member or similar
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interest of such Person, (c) the right to appoint a majority of the members of the governing body of such Person or (iv) the power affirmatively to direct the policies and management of such Person. For the avoidance of doubt, New Fortress Intermediate and its Subsidiaries shall be deemed to be Subsidiaries of the Corporation.
“transfer” means, with respect to a Share, a transaction by which the Record Holder of a Share assigns such Share to another Person who is or becomes a stockholder, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
“Transfer Agent” means, with respect to any class of Shares, such bank, trust company or other Person (including the Corporation or one of its Affiliates) as shall be appointed from time to time by the Corporation to act as registrar and transfer agent for such class of Shares; provided that if no Transfer Agent is specifically designated for such class of Shares, the Corporation shall act in such capacity.
“Voting Shares” means the Class A Shares, the Convertible Preferred Stock (on an as-converted basis as specified in the Convertible Preferred Stock Certificate of Designations) and any other class of Shares issued after the date of this Certificate of Incorporation in accordance with the terms hereof, the Convertible Preferred Stock Certificate of Designations, and any other applicable Share Designation that entitles the Record Holder thereof to vote on any matter submitted for consent or approval of stockholders.
* * * *
This Certificate of Incorporation shall become effective at
the Effective Time.
[The rest of this page is intentionally blank.]

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation, as of the date first written above.

NEW FORTRESS ENERGY INC.

___/s/ Kevin Sullivan______________
Name: Kevin Sullivan
Title: Authorized Officer

    [Signature Page to Amended & Restated Certificate of Incorporation]

Exhibit A

Certificate of Designations
Series A Mandatorily Convertible Preferred Stock
of New Fortress Energy Inc.

[See attached.]

Certificate of Designations
Series A Mandatorily Convertible Preferred Stock
of New Fortress Energy Inc.
September 11, 2026
1.DEFINITIONS.
“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.
“Asset Sale” means a Disposition of assets by the Corporation or any of its Subsidiaries or the issuance or sale of Capital Stock (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any of the Corporation’s Subsidiaries, in each case to a third party.
“Bankruptcy Event” means the occurrence of any of the following with respect to the Corporation or any Material Subsidiary:
(i)any voluntary or involuntary liquidation, dissolution or winding up;
(ii)the commencement of an involuntary case or proceeding or the filing of an involuntary petition in a court of competent jurisdiction seeking (A) an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, arrangement, adjustment, reorganization, dissolution, composition or other relief in respect of the Corporation or a Material Subsidiary, or a substantial part of the property or assets of the Corporation or its Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, or other relief with respect to it or its debts or (B) the appointment of a receiver, administrator, administrative receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Corporation or a Material Subsidiary, or a substantial part of the property or assets of the Corporation or a Material Subsidiary; in each case if such involuntary case, proceeding or involuntary petition continues undismissed and unstayed for 75 days or an order for relief or order appointing such receiver, administrator, administrative receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official, as the case may be, is entered in such involuntary case or proceeding or with respect to such involuntary petition; or
(iii)the (A) voluntary commencement by the Corporation or any Material Subsidiary of any case or proceeding, or any other voluntary action seeking an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, arrangement, adjustment, reorganization, dissolution, composition or other relief in respect of the Corporation or a Material Subsidiary, or a substantial part of the property or assets of the Corporation or its Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, or other relief with respect to it or its debts, (B) application for or consent by the Corporation to the institution of, or failure to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (ii) above, (C) application for or consent or acquiescence to the appointment of a receiver, administrator, administrative receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for the Corporation or any Material Subsidiary, or a substantial part of the property or assets of the Corporation, (D) filing by the Corporation or any Material Subsidiary of an answer admitting the material allegations of a petition filed against it in any such proceeding or other action, (E) making by the Corporation or a Material Subsidiary of a general assignment for the benefit of creditors or (F) the inability or admission in writing of the Corporation or a Material Subsidiary of its inability or failure generally to pay its debts as they become due.
“Board of Directors” means the Corporation’s board of directors or a committee of such board duly authorized to act with the authority of such board.
“Business Day” means any calendar day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
“Bylaws” means the Amended and Restated Bylaws of the Corporation, effective as of September 11, 2026, as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time.
“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case, however designated, the equity of such Person, but excluding any debt securities convertible into such equity.
“Cash Flow from Operations” means cash provided by operating activities of the Corporation and its Subsidiaries as reported under GAAP.
“Certificate of Designations” means this Certificate of Designations, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Certificate of Incorporation” means the Corporation’s Amended and Restated Certificate of Incorporation, dated as of September 11, 2026, as the same has been and may be further amended, amended and restated, supplemented or otherwise modified from time to time.
“Close of Business” means 5:00 p.m., New York City time.
“Common Stock” means the Class A common stock, $0.01 par value per share, of the Corporation, subject to Section 9(f).
“Common Stock Change Event” has the meaning set forth in Section 9(f).
“Common Stock Equivalents” means any securities (directly or indirectly) convertible into or exchangeable or exercisable for shares of Common Stock.
“Compounded Dividends” has the meaning set forth in Section 5(b).

“Consolidated Total Debt” means, at any date of determination, an amount equal to the aggregate principal amount of all Indebtedness (plus the amount of any accrued but unpaid interest, unpaid fees, premiums and other amounts thereon) of the Corporation and its Subsidiaries on a consolidated basis and determined in accordance with GAAP.
“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.
“Conversion Agent” has the meaning set forth in Section 3(e).
“Conversion Consideration” means, with respect to the conversion of any Convertible Preferred Stock, the type and amount of consideration payable or deliverable to settle such conversion, determined in accordance with Section 9.
“Conversion Rate” initially means 46.441271 shares of Common Stock for each share of Convertible Preferred Stock, subject to adjustment pursuant to Section 9(c)(i). Each reference in this Certificate of Designations to the Conversion Rate as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Conversion Rate immediately before the Close of Business on such date.
“Conversion Share” means any share of Common Stock delivered or deliverable upon conversion of any Convertible Preferred Stock.
“Convertible Preferred Stock” has the meaning set forth in Section 3(a).
“Corporation” has the meaning set forth in the preliminary paragraph hereto.
“Current Market Price” means the Volume-Weighted Average Price per share of Common Stock for the twenty (20) Trading Days ending on, but excluding, the date in question. If the Common Stock is not traded on any U.S. national or regional securities exchange or quotation system, the Current Market Price shall be the price per share of Common Stock that the Corporation could obtain from a willing buyer for shares of Common Stock sold by the Corporation from authorized but unissued shares of Common Stock, as such price shall be reasonably determined in good faith by the Board of Directors.
“Deficit Shares” has the meaning set forth in Section 9(e)(i).
“Depositary” means DTC or its nominee or any successor appointed by the Corporation.
“Disposition” means, with respect to any property, any sale, assignment, conveyance, transfer, exclusive license, lease, sale and leaseback, conveyance, transfer or other disposition thereof (including, to the extent applicable based on the use of the term in this Certificate of Designations, any sale or issuance of Capital Stock by such Person or by a Subsidiary of such Person), including any sale, assignment, conveyance, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividend Rate” means (i) three percent (3.0%) per annum from the Initial Issue Date to, but not including, September 11, 2027, (ii) five percent (5.0%) per annum from September 11, 2027 to, but not including, September 11, 2028, and (iii) seven percent (7.0%) per annum thereafter to, but not including, the Mandatory Conversion Date.
“Dividends” has the meaning set forth in Section 5(a).
“Equity Interests” means the Capital Stock of the Corporation, and all warrants, options or other rights to acquire such Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, such Capital Stock.
“Equity Treatment Limitation” has the meaning set forth in Section 9(e)(i).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exempt Issuance” means (a) the Corporation’s issuance or grant of shares of Common Stock or Common Stock Equivalents directly or upon the exercise of options or by way of other forms of equity compensation awarded to directors, officers, employees, or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation; and (b) the Corporation’s issuance of securities upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of Common Stock and are outstanding as of the Initial Issue Date; (c) the Corporation’s issuance of the Convertible Preferred Stock and any shares of Common Stock upon conversion thereof; and (d) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. For purposes of this definition, “consultant” means a consultant that may participate in an “employee benefit plan” in accordance with the definition of such term in Rule 405 under the Securities Act.
“GAAP” means U.S. generally accepted accounting principles, consistently applied and as in effect from time to time.
“Global Preferred Certificate” has the meaning set forth in Section 13(a).
“Global Preferred Shares” has the meaning set forth in Section 13(a).
“Holder” means a person in whose name any Convertible Preferred Stock is registered on the Register.
“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures, loan agreements or similar instruments, (c)

capital lease obligations, (d) other short- and long-term obligations under debt agreements, lines of credit and extensions of credit, (e) indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, and (f) all guarantees of such Person in respect of any of the foregoing.
“Initial Issue Date” means September 11, 2026.
“Issue Date Consolidated Total Debt” means the $1,110,766,995 aggregate principal amount of Consolidated Total Debt outstanding immediately following the closing of the Restructuring.
“Junior Securities” means collectively, the Common Stock and each other class or series of Capital Stock now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
“Last Reported Sale Price” of the Common Stock or the Convertible Preferred Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm the Corporation selects.
“Liquidation Event” means the occurrence of any of the following:
(iv)(A) a consolidation, merger, statutory conversion, statutory exchange, transfer, domestication, continuance or similar business combination or transaction to which the Corporation is a party (whether or not the Corporation is the surviving corporation) or (B) a consolidation, merger, statutory conversion, statutory exchange, transfer, domestication, continuance or similar business combination or transaction to which a Subsidiary is a party, if approved by the Board of Directors or if the Corporation issues shares of its Capital Stock pursuant to such transaction (in either (A) or (B) of this clause (i)), other than an applicable transaction involving the Corporation or a Subsidiary in which the shares of Capital Stock of the Corporation outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such consolidation or merger, at least a majority of the Voting Stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such transaction, the parent corporation of such surviving or resulting corporation;
(v)a Disposition of assets of the Corporation or its Subsidiaries that, taken as a whole, represent greater than 80% of the aggregate book value of the consolidated assets of the Corporation and its Subsidiaries as determined at the time of such Disposition in accordance with GAAP (including the Disposition of one or more Subsidiaries if the sale of all of the assets of such Subsidiary or Subsidiaries would meet or exceed the foregoing threshold described in this clause (ii), except where such Disposition is to a Wholly Owned Subsidiary of the Corporation);
(vi)the Corporation consummating a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another entity whereby such other entity acquires more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) making or party to, or associated or affiliated with such other “person” or “group” making or party to, such stock purchase agreement or other business combination) of the Corporation; provided, that any repurchase, redemption, or acquisition by one or more of the Corporation and its Affiliates of the capital stock of the Corporation, whether by open market purchase, tender offer, or otherwise, that results in a person acquiring at least a majority, by voting power, of the capital stock of the Corporation shall not be deemed to be a Liquidation Event; or
(vii)a Bankruptcy Event.
“Liquidation Preference” has the meaning set forth in Section 5(a).
“Mandatory Conversion Date” means September 11, 2029.
“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.
“Material Subsidiary” means, as of any date of determination, any Subsidiary of the Corporation that, together with its respective Subsidiaries on a consolidated basis: (a) contributed or is otherwise directly or indirectly responsible for 80% or more of the consolidated revenue of the Corporation and its Subsidiaries at any point during the eighteen-month (18-month) period ending on the date of the most recent audited financial statements of the Corporation; (b) owned, leased, licensed, used, or held for use assets with an aggregate fair market value representing 80% or more of the consolidated total assets of the Corporation and its Subsidiaries at any point during the eighteen (18) month period prior to the date of determination.

“Number of Reserved Shares” means, as of any time, the number of shares of Common Stock that, at such time, the Corporation has reserved (out of its authorized but unissued shares of Common Stock that are not reserved for any other purpose) for delivery upon conversion of the Convertible Preferred Stock.
“Original Liquidation Preference” means, with respect to any share of Convertible Preferred Stock, as of the Initial Issue Date, $1,000, subject to adjustment for any stock split, reverse split, stock dividend or similar transaction, in each case, of the Convertible Preferred Stock.
“Parity Interests” means, subject to the consent rights over issuance thereof under Section 8(a)(i)(2), Parity Securities of the Corporation, and all warrants, options or other rights to acquire such Parity Securities, but excluding any debt security that is convertible into, or exchangeable for, such Parity Securities.
“Parity Securities” means, subject to the consent rights over issuance thereof under Section 8(a)(i)(2), any class or series of Capital Stock of the Corporation (other than Convertible Preferred Stock), the terms of which expressly provide that such class ranks pari passu with the Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary bankruptcy, liquidation, dissolution or winding up of the affairs of the Corporation.
“Paying Agent” has the meaning set forth in Section 3(e)(h).
“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Certificate of Designations.
“Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Convertible Preferred Stock or Common Stock, the date fixed (whether by law, contract or the Board of Directors or otherwise) to determine the Holders or the holders of Common Stock, as applicable, that are entitled to such dividend, distribution or issuance.
“Redemption” has the meaning set forth in Section 7(a).
“Redemption Date” has the meaning set forth in Section 7(a).
“Redemption Notice” has the meaning set forth in Section 7(c).
“Redemption Price” has the meaning set forth in Section 7(b).
“Reference Property” has the meaning set forth in Section 9(f)(i).
“Reference Property Unit” has the meaning set forth in Section 9(f)(i).
“Register” has the meaning set forth in Section 3(e)(ii).

“Registrar” has the meaning set forth in Section 3(e)(i).
“Requisite Holders” means, as of any relevant time, the Holders constituting at least two-thirds (2/3) of the outstanding voting power of the Convertible Preferred Stock.
“Restructuring” has the meaning set forth in the Restructuring Support Agreement.
“Restructuring Support Agreement” has the meaning set forth in the preliminary paragraph hereto.
“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Security” means any share of Convertible Preferred Stock or Conversion Share.
“Senior Interests” means, subject to the consent rights over issuance thereof under Section 8(a)(i)(2), Senior Securities of the Corporation, and all warrants, options or other rights to acquire such Senior Securities, but excluding any debt security that is convertible into, or exchangeable for, such Senior Securities.
“Senior Securities” means, subject to the consent rights over issuance thereof under Section 8(a)(i)(2), any class or series of Capital Stock of the Corporation, the terms of which expressly provide that such class or series ranks senior to the Convertible Preferred Stock, has preference or priority over the Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
“Share Agent” means the Transfer Agent or any Registrar, Paying Agent or Conversion Agent.
“Share Reserve Requirement” means, as of any time, a number of shares of Common Stock equal to the number of shares of Common Stock that would be deliverable (without regard to any limitations on conversion) upon conversion of all Convertible Preferred Stock outstanding as of such time (assuming such conversion occurred as of such time).
“Subsidiary” with respect to any Person:
(a)any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(b)any partnership, joint venture, limited liability company or similar entity of which:
(i)more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and
(ii)such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Certificate of Designations, regardless of whether such entity is consolidated on the Corporation’s or any of its Subsidiaries’ financial statements. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Corporation.
“Successor Person” has the meaning set forth in Section 9(e)(iii).
“Trading Day” means any calendar day on which (a) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (b) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.
(a)“Transfer Agent” shall initially mean Equiniti Trust Company, LLC.
“Volume-Weighted Average Price” means, with respect to any security and a period of Trading Days, (i) the volume weighted average price of such security during the regular trading session of each Trading Day during such period (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session) as reported by the principal U.S. national or regional securities exchange or quotation system on which such security is then listed or quoted, as published by Bloomberg at 4:15 P.M., New York City time (or 15 minutes following the end of any extension of the regular trading session), or (ii) if such volume weighted average price is unavailable or in manifest error as reasonably determined in good faith by the Board of Directors, the market value of one unit of such security during such period determined using a volume weighted average price method by an independent nationally recognized investment bank or other qualified financial institution selected by the Board of Directors.
“Voting Stock” means, with respect to any Person, shares of such Person’s Capital Stock that are at the time generally entitled, without regard to contingencies, to vote in the election of the board of directors of such Person.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more wholly owned Subsidiaries of such Person.
2.RULES OF CONSTRUCTION. For purposes of this Certificate of Designations:
(a)“or” is not exclusive;
(b)“including” means “including without limitation”;
(c)“will” expresses a command;
(d)the “average” of a set of numerical values refers to the arithmetic average of such numerical values;
(e)a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;
(f)words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;
(g)“herein,” “hereof” and other words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision of this Certificate of Designations, unless the context requires otherwise;
(h)references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and
(i)the exhibits, schedules and other attachments to this Certificate of Designations are deemed to form part of this Certificate of Designations.
3.THE CONVERTIBLE PREFERRED STOCK.
(a)Designation; Par Value. A series of stock of the Corporation titled the “Series A Mandatorily Convertible Preferred Stock” (the “Convertible Preferred Stock”) is hereby designated and created out of the authorized and unissued Preferred Shares of the Corporation. The par value of the Convertible Preferred Stock is $0.01 per share.
(b)Number of Authorized Shares. The total authorized number of shares of Convertible Preferred Stock is two million, six hundred thirty-nine thousand, seven hundred sixteen (2,639,716); provided, however, that, subject to Section 8, by resolution of the Board of Directors, the total number of shares of Convertible Preferred Stock may be increased (but not above the total number of authorized Preferred Shares) or reduced (but not below the number of shares of Convertible Preferred Stock then outstanding).
(c)Form, Dating and Denominations.
(i)Uncertificated Shares. The Convertible Preferred Stock will be represented in the form of uncertificated shares as set forth in Section 13.

The Corporation shall evidence the share(s) of Convertible Preferred Stock in the form of an electronic book entry maintained by the Corporation or the Transfer Agent.
(ii)Legend; Interpretation. For purposes of this Certificate of Designations, uncertificated shares will be deemed to include the text set forth in Exhibit A. Any reference in this Certificate of Designations to the “delivery” of the shares will be deemed to be satisfied upon the registration of the electronic book entry representing such shares of Convertible Preferred Stock in the name of the applicable Holder.
(iii)No Bearer Certificates; Denominations. The Convertible Preferred Stock will be issued only in registered form and only in whole numbers of shares.
(d)Method of Payment; Delay When Payment Date is Not a Business Day.
(i)Method of Payment. The Corporation will pay (or cause the Paying Agent to pay) all cash amounts due on any Convertible Preferred Stock, out of funds legally available therefor, by wire transfer of immediately available funds.
(ii)Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on any Convertible Preferred Stock as provided in this Certificate of Designations is not a Business Day, then, notwithstanding anything to the contrary in this Certificate of Designations, such payment may be made on the immediately following Business Day and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the Federal Reserve Bank of New York or the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”
(e)Transfer Agent, Registrar, Paying Agent and Conversion Agent.
(i)Generally. The Corporation designates its principal U.S. executive offices, and any office of the Transfer Agent in the continental United States, as an office or agency where Convertible Preferred Stock may be presented for (1) registration of transfer or for exchange (the “Registrar”); (2) payment (the “Paying Agent”); and (3) conversion (the “Conversion Agent”). At all times when any Convertible Preferred Stock is outstanding, the Corporation will maintain an office in the continental United States constituting the Registrar, Paying Agent and Conversion Agent.
(ii)Maintenance of the Register. The Corporation will keep, or cause there to be kept, a record (the “Register”) of the names and addresses of the Holders, the number of shares of Convertible Preferred Stock held by each Holder and the transfer, exchange, repurchase, Redemption and conversion of the Convertible Preferred Stock. Absent manifest error, the entries in the Register will be conclusive and the Corporation and the Transfer Agent may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly.
(iii)Subsequent Appointments. By notice to each Holder, the Corporation may, at any time, appoint any Person (including any Subsidiary of the Corporation) to act as Registrar, Paying Agent or Conversion Agent. If the Corporation or any of its Subsidiaries acts as Paying Agent, then (1) it will segregate for the benefit of the Holders all money and other property held by it as Paying Agent; and (2) references in this Certificate of Designations to the Paying Agent holding cash or other property, or to the delivery of cash or other property to the Paying Agent, in each case, for payment or delivery to any Holders or with respect to the Convertible Preferred Stock, will be deemed to refer to cash or other property so segregated, or to the segregation of such cash or other property, respectively.
(f)Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions.
(i)Provisions Applicable to All Transfers and Exchanges.
(1)Generally. Shares of Convertible Preferred Stock may be transferred or exchanged by a Holder to or with one or more other Persons from time to time without the prior written consent of the Corporation. The Corporation will cause the transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second Business Day after the date of the transfer or exchange request. The Corporation will cause the Registrar to record each such transfer or exchange in the Register.
(2)No Services Charge; Transfer Taxes. The Corporation and the Share Agents will not impose any service charge on any Holder for any transfer, exchange or conversion of any Convertible Preferred Stock, but the Corporation, the Transfer Agent, the Registrar and the Conversion Agent may require payment by the applicable Holder of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion of Convertible Preferred Stock; provided, that (A) any such taxes or charges incurred in connection with the original issuance of the Convertible Preferred Stock that are legally required to be paid by the Corporation shall be paid and borne by the Corporation; and (B) any such taxes or charges incurred in connection with a conversion of the Convertible Preferred Stock pursuant to Section 9 shall be paid and borne as provided in Section 11(b).
(3)No Transfers or Exchanges of Fractional Shares. Notwithstanding anything to the contrary in this Certificate of Designations, all transfers and exchanges of Convertible Preferred Stock must be in an amount representing a whole number of shares of Convertible Preferred Stock, and no fractional share of Convertible Preferred Stock may be transferred or exchanged.
(ii)Transfers of Shares Subject to Redemption or Conversion. Notwithstanding anything to the contrary in this Certificate of

Designations, the Corporation, the Transfer Agent and the Registrar will not be required to register the transfer of or exchange any share of Convertible Preferred Stock that has been called for Redemption.
(g)Status of Retired or Treasury Shares. Upon any share of Convertible Preferred Stock ceasing to be outstanding, such share will be deemed, automatically and without any further action of the Board of Directors, to be retired and to resume the status of an authorized and unissued Preferred Share of the Corporation, and such share cannot thereafter be reissued as Convertible Preferred Stock.
(h)Registered Holders. Only the Holder of any share of Convertible Preferred Stock will have rights under this Certificate of Designations as the owner of such share of Convertible Preferred Stock.
(i)Shares Held by the Corporation or its Subsidiaries. Without limiting the generality of Section 3(j), in determining whether the Holders of the required number of outstanding shares of Convertible Preferred Stock have concurred in any direction, waiver or consent, shares of Convertible Preferred Stock owned by the Corporation or any of its Subsidiaries will be deemed not to be outstanding.
(j)Outstanding Shares.
(i)Generally. The shares of Convertible Preferred Stock that are outstanding at any time will be deemed to be those shares indicated as outstanding in the Register (absent manifest error), excluding those shares of Convertible Preferred Stock that have theretofore been (1) paid in full upon their conversion or upon their redemption or repurchase in accordance with this Certificate of Designations; or (2) deemed to cease to be outstanding to the extent provided in, and subject to, clause (ii) or (iii) of this Section 3(j).
(ii)Shares to Be Redeemed. If, on a Redemption Date, the Paying Agent holds consideration in kind and amount that is sufficient to pay the aggregate Redemption Price due on such date, then (unless there occurs a default in the payment of the Redemption Price) (1) the Convertible Preferred Stock to be redeemed on such date will be deemed, as of such date, to cease to be outstanding; and (2) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive the Redemption Price as provided in Section 7.
(iii)Shares to Be Converted. If any shares of Convertible Preferred Stock remain outstanding as of the Close of Business on the Mandatory Conversion Date, then (unless there occurs a default in the delivery of the Conversion Consideration due pursuant to Section 9 upon such conversion): (1) such Convertible Preferred Stock will be deemed to cease to be outstanding; and (2) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive such Conversion Consideration as provided in Section 9.
(k)Repurchases of Convertible Preferred Stock. The Corporation, its Subsidiaries and its Affiliates may, from time to time and subject to prior authorization of the Board of Directors, repurchase Convertible Preferred Stock in open market purchases or in negotiated transactions without delivering prior notice to the Holders.
4.RANKING. With respect to payment of dividends and distributions and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of the Convertible Preferred Stock shall rank (a) senior to all Junior Securities, (b) pari passu with any Parity Securities in issue from time to time and (c) junior to all Senior Securities. For the avoidance of doubt, all shares of the Convertible Preferred Stock shall rank senior to all existing and future equity securities of the Corporation (including the Common Stock), unless otherwise approved or consented to by the Requisite Holders pursuant to Section 8(a)(i)(2).
5.DIVIDENDS.
(a)Accrual of Dividends. From and after the Initial Issue Date, cumulative dividends (“Dividends”) on each share of Convertible Preferred Stock shall accrue on a daily basis in arrears at the applicable Dividend Rate on the sum of (i) the Original Liquidation Preference thereof plus (ii) once compounded, any Compounded Dividends thereon (the Original Liquidation Preference plus, at any time of determination, the accumulated Compounded Dividends, the “Liquidation Preference”). Dividends on the Convertible Preferred Stock shall accrue on the basis of a 360-day year, consisting of twelve (12), thirty (30) calendar day periods, and shall accrue daily commencing on the Initial Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.
(b)Compounding of Dividends. All Dividends shall compound quarterly on the last day of March, June, September and December of each calendar year, and shall be automatically added to the then current Liquidation Preference (“Compounded Dividends”).
(c)Restriction on Dividends. Without the prior written consent of Requisite Holders, for so long as any shares of Convertible Preferred Stock remain outstanding:
(i)no dividends or other distributions (other than in shares of Common Stock or in shares of any class or series of convertible Preferred Shares that the Corporation may issue ranking junior to the Convertible Preferred Stock as to dividends and upon liquidation for which an adjustment to the Conversion Rate has been made in accordance with this Certificate of Designations) shall be declared or paid or set aside for payment upon any other class or series of capital stock of the Corporation; and
(ii)any shares of capital stock that the Corporation may issue other than, subject to Section 3(k), the Convertible Preferred Stock, shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation, except (a) by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, other Capital Stock of the Corporation that it may issue ranking junior to the Convertible Preferred Stock as to dividends and upon liquidation, (b) in the case of the distribution of assets upon liquidation, dissolution or winding up, (c) repurchases of fractional shares of Capital Stock of the Corporation upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Corporation or upon the vesting of any profits interests, restricted stock units or similar incentive interests in an aggregate amount not to exceed $1,000,000, or (d) “net” or “cashless” exercises of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Corporation (for purposes of exercising such warrants, options or other securities convertible into or exchangeable for Capital Stock of the Corporation, including any transfer for the payment of tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such warrants, options or other securities convertible into or exchangeable for Capital Stock of the Corporation), in each case if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise upon such exercise or vesting, as applicable.
(d)Participation in Common Stock Dividends. Holders shall fully participate in any dividends or distributions declared or paid on Common Stock as if each share of Convertible Preferred Stock were converted into a number of shares of Common Stock (without regard to any limitations on conversion) equal to the Conversion Rate in effect on such Record Date (an “as-converted basis”).
6.RIGHTS UPON LIQUIDATION, DISSOLUTION OR WINDING UP.
(a)Generally. Unless waived in whole or in part by the Requisite Holders, upon the occurrence of a Liquidation Event, subject to the rights of any of the Corporation’s creditors or holders of any outstanding Senior Securities, the Corporation shall pay to the Holder of each share of Convertible Preferred Stock the Liquidation Preference of such share of Convertible Preferred Stock in cash, plus any accrued and unpaid Dividends in respect of the Convertible Preferred Stock not previously added to the Liquidation Preference, whether or not declared out of the Corporation’s assets or funds legally available for distribution to the Corporation’s stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any Junior Securities.
(b)Upon payment of such amount in full in cash on the outstanding Convertible Preferred Stock, Holders of the Convertible Preferred Stock will have no rights to the Corporation’s remaining assets or funds, if any. If such assets or funds are insufficient to fully pay such amount on all outstanding shares of Convertible Preferred Stock and the corresponding amounts payable in respect of all outstanding shares of Parity Securities, if any, then, subject to the rights of any of the Corporation’s creditors or holders of any outstanding Senior Securities, such assets or funds will be distributed ratably on the outstanding shares of Convertible Preferred Stock and Parity Securities in proportion to the full respective distributions to which such shares would otherwise be entitled.
7.REDEMPTION AT THE OPTION OF THE CORPORATION.
(a)Corporation’s Right to Redeem. The Corporation may redeem the Convertible Preferred Stock in cash by written notice out of funds legally available therefor:
(i)in full or in part, at any time and on one or more Redemption Dates, with proceeds from (A) Cash Flow from Operations, (B) Asset Sales, (C) sales of Junior Securities and (D) incurrence of Indebtedness, to the extent such incurrence (after giving effect to the use of proceeds therefrom) would not result in the Corporation’s Consolidated Total Debt exceeding the Issue Date Consolidated Total Debt; and
(ii)in full at any time, with proceeds from the incurrence of Indebtedness.
Each such redemption pursuant to this Section 7(a) shall be referred to as a “Redemption,” and shall occur on a date chosen by the Corporation (each such date, a “Redemption Date”).
(b)Redemption Price. The Redemption Price (the “Redemption Price”) with respect to a share of Convertible Preferred Stock shall equal the Liquidation Preference as of the Redemption Date, plus any accrued and unpaid Dividends in respect of such share of Convertible Preferred Stock not previously added to the Liquidation Preference to, but not including, the Redemption Date. The Redemption Price shall be payable in cash.
(c)Redemption Notices. Any election to redeem shares of Convertible Preferred Stock by the Corporation pursuant to this Section 7(c) shall be made by delivery to the Holders of written notice (the “Redemption Notice”) of the Corporation’s election to redeem, at least 10 calendar days but no more than 60 calendar days prior to the applicable Redemption Date  (provided that, if the shares of Convertible Preferred Stock are held in book-entry form through the Depositary, the Corporation may give such notice in any manner permitted by the Depositary), which Redemption Notice shall state:
(i)that a Redemption is being made and the number of shares of Convertible Preferred Stock being redeemed;
(ii)the Redemption Price;
(iii)any conditions to the consummation of the Redemption; and
(iv)the Redemption Date (or, to the extent not ascertainable at the time of such notice, a good faith estimate of the Redemption Date).
(d)Payment of the Redemption Price. On the Redemption Date, the Corporation shall cause to be paid in cash the aggregate Redemption Price for such shares of Convertible Preferred Stock to such Holders at an account or accounts designated by such Holders. Upon such payment in full, such shares of Convertible Preferred Stock will be deemed to have been redeemed, and Dividends with respect to such redeemed shares of Convertible Preferred Stock shall cease to accumulate and all designations, rights, preferences, powers, qualifications, restrictions and limitations of such redeemed shares shall forthwith terminate. If any shares of Convertible Preferred Stock are not redeemed on the Redemption Date for any reason, until such shares are redeemed, all such unredeemed shares of Convertible Preferred Stock shall remain outstanding and continue to accumulate Dividends thereon until the date on which the Corporation redeems and pays in full the Redemption Price for such Convertible Preferred Stock.
(e)Conditional Redemption. Any Redemption Notice may, at the Corporation’s discretion, be subject to one or more conditions precedent.

(f)Partial Redemption. All Redemptions shall be made on a pro rata basis among all Holders in proportion to the number of shares of Convertible Preferred Stock held by such Holders, treating holders of vested warrants, options or other rights to acquire Convertible Preferred Stock as the Holders thereof. Upon the consummation of a Redemption of less than all of the outstanding Convertible Preferred Stock, the Corporation shall cause the Transfer Agent and Registrar to reduce the number of shares of the Convertible Preferred Stock represented by the global certificate by making a notation on the global certificate or otherwise notating such reduction in the register maintained by such Transfer Agent and Registrar.
8.VOTING RIGHTS. The Convertible Preferred Stock will have the voting, consent or waiver rights set forth in this Section 8 or as otherwise provided in the Certificate of Incorporation (including this Certificate of Designations) or required by the General Corporation Law of the State of Delaware.
(a)Voting, Consent and Waiver Rights with Respect to Specified Matters.
(i)Generally. Subject to the other provisions of this Section 8(a), each of the following events will require, and cannot be effected without (and any such actions will be void ab initio), the prior written affirmative vote, consent or waiver of Requisite Holders:
(1)any amendment, modification, repeal or waiver of any provision of the organizational documents of the Corporation (including the Certificate of Incorporation (including this Certificate of Designations) or Bylaws) that disproportionately and adversely affects the rights, preferences, privileges or powers of the Holders with respect to such Holders’ Convertible Preferred Stock (other than an amendment, modification or repeal permitted by Section 8(a)(ii));
(2)authorization or issuance of any Parity Interests or Senior Interests, or reclassification, alteration or amendment of any existing Equity Interests into, or issuance of any Equity Interests or debt securities convertible into or exchangeable or exercisable for, Parity Interests or Senior Interests;
(3)increase or decrease in the number of authorized but unissued shares of Convertible Preferred Stock or effecting of any stock split, combination, or other similar recapitalization or reorganization with respect to the Convertible Preferred Stock; and
(4)any mandatory exchange, reclassification or cancellation of all or part of the Convertible Preferred Stock.
provided, however, that each of the following will be deemed not to adversely affect the special rights, preferences or voting powers of the Convertible Preferred Stock and will not require any vote, consent or waiver pursuant to Section 8(a)(i)(1):
(A)any increase in the number of authorized shares of Convertible Preferred Stock as necessary with respect to issuances of shares of Convertible Preferred Stock pursuant to the terms of the Corporation’s Amended and Restated 2019 Omnibus Incentive Plan, dated as of September 11, 2026 (the “Incentive Plan”), as may be further amended, amended and restated, supplemented or otherwise modified from time to time;
(B)notwithstanding the provisions of Section 242(b)(2) of the DGCL and except as provided in Section 8(a)(i)(3), the creation and issuance, or increase in the authorized or issued number, of any shares of any class or series of stock; and
(C)the application of Section 9(f), including the execution and delivery of any supplemental instruments pursuant to Section 9(f)(ii) solely to give effect to such provision; provided that no such supplemental instrument shall reduce any right, preference, or privilege of the Convertible Preferred Stock or impose any additional obligation on Holders without Requisite Holder consent.
(ii)Certain Amendments Permitted Without Consent. Notwithstanding anything to the contrary in Section 8(a)(i)(1), the Corporation may amend, modify or repeal any of the terms of the Convertible Preferred Stock in a manner that does not, directly or indirectly, disproportionately and adversely affect the rights, preferences or voting powers of the Convertible Preferred Stock without the vote, consent or waiver of any Holder to amend or correct this Certificate of Designations to cure any bona fide ambiguity or correct any bona fide mistake, omission, defect or inconsistency; provided that the Corporation shall provide written notice to the Holders not less than ten (10) Business Days prior to the effectiveness of any such amendment, modification or repeal, along with a description of such amendment, modification or repeal in reasonable detail.
(b)Right to Vote with Holders of Common Stock on an As-Converted Basis. Subject to the other provisions of, and without limiting the other voting rights provided in this Section 8, the Holders will have the right to vote together as a single class with the holders of the Common Stock on each matter submitted for a vote, consent or waiver by the holders of the Common Stock, and, for these purposes, (i) each share of the Convertible Preferred Stock of each Holder will entitle such Holder to be treated in respect of each such share as if such Holder were the holder of record, as of the record or other relevant date for such matter, of a number of shares of Common Stock (without regard to any limitations on conversion) equal to the Conversion Rate in effect on such Record Date; and (ii) the Holders will be entitled to notice of all stockholder meetings or proposed actions by written consent in accordance with the Certificate of Incorporation, the Bylaws of the Corporation, and the General Corporation Law of the State of Delaware as if the Holders were holders of Common Stock. Notwithstanding the foregoing, the aggregate voting power of the Convertible Preferred Stock when voting with the holders of the Common Stock shall be limited to the extent necessary to comply with the NASDAQ Listing Standard Rules, and any resulting limitation on the voting rights of the Convertible Preferred Stock shall apply pro rata among the Holders thereof; provided that the Corporation shall use commercially reasonable efforts to seek any stockholder approval or take any other action necessary to eliminate such limitation at the earliest practicable opportunity.
(c)Procedures for Voting, Consents and Waivers.
(i)Rules and Procedures Governing Votes, Consents or Waivers. If any vote, consent or waiver of the Holders will be held or solicited, including at an annual meeting or a special meeting of stockholders, then (1) the Board of Directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions of this Section 8; and (2) such rules and procedures may include fixing a record date to determine the Holders that are entitled to vote or provide consent, as applicable, rules governing the solicitation and use of proxies or written consents and customary procedures for the nomination and designation, by Holders, of directors for election; provided, however, that with respect to any rights of the Holders pursuant to Section 8(b), such rules and procedures will be the same rules and procedures that apply to holders of the Common Stock with respect to the applicable matter referred to in Section 8(b).
(ii)Voting Power of the Convertible Preferred Stock. Each share of Convertible Preferred Stock outstanding as of the applicable record date will be entitled to one vote on each matter on which the Holders of the Convertible Preferred Stock are entitled to vote separately as a class and not together with the holders of any other class or series of stock.
(iii)Written Consent in Lieu of Stockholder Meeting. Notwithstanding anything to the contrary otherwise set forth in the Certificate of Incorporation, the Bylaws or otherwise, an affirmative vote, consent or waiver of the Holders pursuant to Section 8(a) may be given or obtained in writing without a meeting.
9.CONVERSION.
(a)Generally. Each outstanding share of the Convertible Preferred Stock shall automatically convert (unless previously repurchased or redeemed pursuant to Section 8) on the Mandatory Conversion Date into a number of shares of Common Stock equal to the Conversion Rate as of immediately before the Close of Business on the Business Day immediately prior to the Mandatory Conversion Date.
(b)Settlement Upon Conversion.
(i)Payment of Cash in Lieu of any Fractional Share of Common Stock. Subject to Section 12(b), in lieu of delivering any fractional share of Common Stock otherwise due upon conversion of any Convertible Preferred Stock, the Corporation will, to the extent it is legally able to do so and permitted under the terms of its Indebtedness, pay cash equal to such fraction multiplied by the Last Reported Sale Price per share of Common Stock on the Trading Day immediately preceding the Mandatory Conversion Date.
(ii)Delivery of Conversion Consideration. Except as provided in Section 9(e), the Corporation will pay and deliver the Conversion Consideration due upon conversion of any Convertible Preferred Stock through book-entry transfer through the facilities of the Depositary, together with delivery by the Corporation to the Holders of any cash in lieu of fractional share to which the Holders are entitled, on the later of (i) the Mandatory Conversion Date and (ii) the Business Day after the Holder has paid in full all applicable taxes and duties pursuant to Section 11(b), if any.
(c)Conversion Rate Adjustments.
(i)Events Requiring an Adjustment to the Conversion Rate. The Conversion Rate will be adjusted from time to time as follows:
(1)Stock Dividends, Splits and Combinations. If the Corporation issues shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Corporation effects a stock split or a stock combination of the Common Stock or similar event (in each case, excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 9(e) will apply), then the Conversion Rate will be adjusted based on the following formula:
CR1 = CR0* OS1 ÷ OS0
where:

CR0	=	the Conversion Rate in effect immediately before the Close of Business on the Record Date for such dividend, distribution or other similar event, or immediately before the Close of Business on the effective date of such stock split, stock combination or other similar event, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such Record Date or effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately before the Close of Business on such Record Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split, stock combination or other similar event; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split, stock combination or other similar event.
If any dividend, distribution, stock split, stock combination or other similar event of the type described in this Section 9(c)(i)(1) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Corporation determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2)Certain Issuances of Equity Interests. In the event the Corporation shall at any time after the Initial Issue Date issue Equity Interests, without consideration or for a consideration per share less than the Current Market Price as of the date of issuance of such Equity Interests, then the Conversion Rate shall be increased, concurrently with such issue, to a price determined in accordance with the following formula:
CR1 = CR0* (OS1*CMP) ÷ [(OS0*CMP) + AC]
where:

CMP	=	Current Market Price

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Trading Day immediately prior to the date of announcement of such issuance;

CR1	=	the Conversion Rate in effect immediately after the issuance;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the issuance (includes outstanding shares of Common Stock, all shares of Convertible Preferred Stock on an as converted basis, and all outstanding options on an as-exercised basis);

OS1	=	the number of shares of Common Stock outstanding immediately after the issuance (includes outstanding shares of Common Stock, all shares of Convertible Preferred Stock on an as converted basis, and all outstanding options on an as-exercised basis);

AC	=
the aggregate consideration received by the Corporation in respect of the issuance, equal to the sum of (x) the purchase price payable solely in cash of all such securities, plus (y) the minimum aggregate amount, if any, payable upon exercise or conversion of any such convertible securities into shares of Common Stock plus (z) the fair market value (as determined in good faith by the Board of Directors) of any consideration that consists all or in part of property other than cash;

provided, however, that the Conversion Rate will not be adjusted pursuant to this Section 9(c)(i)(2) solely as a result of an Exempt Issuance. Such adjustment shall become effective immediately after the public announcement of such issuance. In the event that such issuance is announced but not completed, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such issuance had not been announced.
(ii)No Adjustments in Certain Cases. The Corporation will not be required to adjust the Conversion Rate except pursuant to Section 9(c)(i).

(iii)Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Convertible Preferred Stock and, at the time of such conversion, the Corporation has in effect any stockholder rights plan, then the Holder of such Convertible Preferred Stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, such separation will require, at the time of such separation, distribution of such rights to the holders of Convertible Preferred Stock on an as-converted basis.
(iv)Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 9(c)(i), the number of shares of Common Stock outstanding at any time will exclude shares of Common Stock held in the Corporation’s treasury (unless the Corporation pays any dividend or makes any distributions on shares of Common Stock held in its treasury).
(v)Calculations. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a cent (with 5/100,000ths rounded upward).
(vi)Notice of Conversion Rate Adjustments. Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 9(c)(i), the Corporation will, as soon as reasonably practicable, send notice to the Holders containing (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Conversion Rate in effect immediately after such adjustment; and (3) the effective time of such adjustment.
(d)Voluntary Conversion Rate Increases.
(i)Generally. To the extent permitted by law and applicable stock exchange rules, the Corporation, from time to time, may (but is not required to) increase the Conversion Rate by any amount if (1) the Board of Directors determines that such increase is in the Corporation’s best interest or that such increase is advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such increase is in effect for a period of at least twenty (20) Business Days; and (3) such increase is irrevocable during such period; provided, however, that any such increase that would be reasonably expected to result in any income tax imposed on holders of Convertible Preferred Stock shall require the affirmative vote or consent of the Requisite Holders.
(ii)Notice of Voluntary Increase. If the Board of Directors determines to increase the Conversion Rate pursuant to Section 9(d)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 9(d)(i), the Corporation will send notice to each Holder, the Transfer Agent and the Conversion Agent of such increase to the Conversion Rate, the amount thereof and the period during which such increase will be in effect.

(e)Restriction on Conversions.
(i)Equity Treatment Limitation.
(1)Generally. Notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will in no event be required to deliver any shares of Common Stock in settlement of the conversion of any Convertible Preferred Stock to the extent, but only to the extent, the Corporation does not then have sufficient authorized and unissued shares of Common Stock that are not reserved for other purposes (the limitation set forth in this sentence, the “Equity Treatment Limitation,” and any shares of Common Stock that would otherwise be deliverable in excess of the number of such authorized and unissued shares, the “Deficit Shares”). If any Deficit Shares are withheld pursuant to the Equity Treatment Limitation and, at any time thereafter, some or all of such Deficit Shares could be delivered without violating the Equity Treatment Limitation, then (A) the Corporation will deliver such Deficit Shares to the extent, but only to the extent, such delivery is permitted by the Equity Treatment Limitation; and (B) the provisions of this sentence will continue to apply until there are no remaining Deficit Shares.
(2)Share Reserve Provisions. On the Initial Issue Date, the Number of Reserved Shares is not less than the Share Reserve Requirement. The Corporation shall at all times reserve and keep available a number of Reserved Shares to be no less than the Share Reserve Requirement at any time when any Convertible Preferred Stock is outstanding (including, if applicable, by seeking the approval of its stockholders to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock). The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance, which shall be immediately delivered by the Corporation upon each such issuance).
(f)Effect of Common Stock Change Event.
(i)Generally. If there occurs any:
(1)recapitalization, reclassification or change of the Common Stock, other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;
(2)consolidation, merger, combination or binding or statutory share exchange involving the Corporation;

(3)sale, lease or other transfer of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any Person; or
(4)other similar event,
which does not constitute a Liquidation Event and as a result of which the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations,
(A)from and after the effective time of such Common Stock Change Event, (I) the consideration due upon conversion of any Convertible Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in Section 7, Section 9 or Section 10, or in any related definitions, were instead a reference to the same number of Reference Property Units; and
(B)if such Reference Property Unit consists entirely of cash, then the Corporation will pay the cash due in respect of all conversions occurring on the Mandatory Conversion Date no later than the tenth (10th) Business Day after the Mandatory Conversion Date.
If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Corporation will notify the Holders of such weighted average as soon as practicable after such determination is made.
(ii)Compliance Covenant. The Corporation will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 9(f).
(iii)Execution of Supplemental Instruments. On or before the date the Common Stock Change Event becomes effective, the Corporation and, if applicable, the resulting, surviving or transferee Person (if not the Corporation) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Corporation reasonably determines are necessary or desirable, to (1) provide for subsequent adjustments to the Conversion Rate pursuant to Section 9(c)(i) in a manner consistent with this Section 9(f); and (2) give effect to such other provisions, if any, as the Corporation reasonably determines are appropriate to preserve the economic interests of the

Holders and to give effect to Section 9(f)(i). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental instrument(s), if any, and such supplemental instrument(s) will contain such additional provisions, if any, that the Corporation reasonably determines are appropriate to preserve the economic interests of Holders.
(iv)Notice of Common Stock Change Event. The Corporation will provide notice of each Common Stock Change Event to Holders as promptly as possible after the effective date of the Common Stock Change Event, together with a description in reasonable detail of material terms of the anticipated impact on the rights of the Holders.
10.ISSUANCE OF COMMON STOCK. Each share of Common Stock delivered upon conversion of the Convertible Preferred Stock of any Holder will be a newly issued share and will be duly authorized and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such Holder or the Person to whom such share of Common Stock will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Corporation will cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system.
11.TAXES.
(a)The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock (that are legally required to be paid by the Corporation) or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates evidencing such shares or securities. However, in the case of conversion of Convertible Preferred Stock, the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock, shares of Common Stock or other securities to a beneficial owner other than the Holder of the Convertible Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
(b)All payments, dividends and distributions on, or in redemption of, or upon conversion of, the Convertible Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, and amounts withheld, if any, shall be paid over to the applicable governmental authority to the extent required by law and shall be treated as received by the applicable Holder of such Convertible Preferred Stock in respect of which such amounts were withheld. The Corporation shall have the right to take measures necessary to obtain cash to satisfy the Corporation’s withholding requirements with respect to any non-cash, deemed or constructive payment, dividend or distribution to the Holders, including by retaining, selling or liquidating property of the applicable Holders held by the Corporation in its custody or over which it has control, including any stock deliverable upon conversion of any Convertible Preferred Stock or any cash payable to the applicable Holder following such payment, dividend or distribution.
(c)The Corporation and each Holder agree not to treat the Convertible Preferred Stock as “preferred stock” within the meaning of Section 305(b)(4) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.305-5(a) or as “nonqualified preferred stock” within the meaning of Section 351(g)(2) of the Code on any tax return or in the conduct of any tax audit or similar proceeding, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code.
12.CALCULATIONS.
(a)Responsibility; Schedule of Calculations. Except as otherwise provided in this Certificate of Designations, the Corporation will be responsible for making all calculations called for under this Certificate of Designations or the Convertible Preferred Stock, including determinations of the Conversion Rate, the Last Reported Sale Price and accumulated Dividends, whether or not declared, on the Convertible Preferred Stock. The Corporation will make all calculations in good faith. The Corporation will provide a schedule of such calculations to any Holder upon written request. If the Requisite Holders dispute any calculations called for under this Certificate of Designations or the Convertible Preferred Stock, if such dispute is not promptly resolved by discussion between the Requisite Holders and the Corporation, the Corporation shall submit the disputed issues to an independent outside accountant (reasonably acceptable to the requisite Holders) within fifteen (15) Business Days of receipt of notice of such dispute. The accountant, at the Corporation’s expense, shall promptly audit the calculations and notify the holder of the results no later than fifteen (15) Business Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error.
(b)Calculations Aggregated for Each Holder. The composition of the Conversion Consideration due upon conversion of the Convertible Preferred Stock of any Holder will be computed based on the total number of shares of Convertible Preferred Stock of such Holder being converted on the Mandatory Conversion Date. For these purposes, any cash amounts due to such Holder in respect thereof will be rounded to the nearest cent.
13.BOOK-ENTRY FORM.
(a)The Convertible Preferred Stock shall be issued in the form of one or more permanent global shares of Convertible Preferred Stock in definitive, fully registered form eligible for book-entry settlement with the global legend as set forth on the form of Convertible Preferred Stock certificate attached hereto as Exhibit A (each, a “Global Preferred Certificate” and the shares of Convertible Preferred Stock represented by such Global Preferred Certificate, the “Global Preferred Shares”), which is hereby incorporated in and expressly made part of this Certificate of Designations. The Global Preferred Certificates may have notations, legends or endorsements required by law, stock exchange rules or agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Certificates shall be deposited on behalf of the Holders represented thereby with the Registrar, at its New York office as custodian for the Depositary, and registered in the name of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Certificate may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. The Corporation shall cause the Global Preferred Certificates to be deposited with the Registrar as custodian for the Depositary, and accepted for book-entry settlement by the Depositary, on or as promptly as practicable after the Initial Issue Date and shall use commercially reasonable efforts to maintain the eligibility of the Convertible Preferred Stock for clearance and settlement through the facilities of the Depositary at all times while any Convertible Preferred Stock remains outstanding.
This Section 13 shall apply only to a Global Preferred Certificate deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 13, countersign and deliver any Global Preferred Certificate that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of the Global Preferred Shares may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Global Preferred Shares, this Certificate of Designations or the Certificate of Incorporation.
Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Convertible Preferred Stock, unless (x) the Depositary notifies the Corporation that it is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for the Depositary within 90 days or (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Depositary within 90 days. In any such case, the Global Preferred Certificates shall be exchanged in whole for definitive stock certificates that are not issued in global form, with the same terms and of an equal Liquidation Preference, and such definitive stock certificates shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.
(b)Signatures. Any authorized Officer shall sign each Global Preferred Certificate for the Corporation, in accordance with the Corporation’s Bylaws and applicable

Delaware law, by manual, facsimile or electronic signature. If an Officer whose signature is on a Global Preferred Certificate no longer holds that office at the time the Registrar countersigned such Global Preferred Certificate, such Global Preferred Certificate shall be valid nevertheless. A Global Preferred Certificate shall not be valid until an authorized signatory of the Registrar manually countersigns such Global Preferred Certificate. Each Global Preferred Certificate shall be dated the date of its countersignature. The foregoing paragraph shall likewise apply to any certificate representing shares of Convertible Preferred Stock.
(c)If the Global Preferred Shares shall be listed on Nasdaq or any other stock exchange, the Depositary may, with the written approval of the Corporation, appoint a registrar (acceptable to the Corporation) for registration of such Global Preferred Shares in accordance with the requirements of such exchange. Such registrar (which may be the Registrar if so permitted by the requirements of such exchange) may be removed and a substitute registrar appointed by the Registrar upon the request or with the written approval of the Corporation.]
14.NOTICES. The Corporation will send all notices or communications to Holders pursuant to this Certificate of Designations in writing and delivered personally, by facsimile or e-mail (with confirmation of receipt requested from the recipient, in the case of e-mail), or sent by a nationally recognized overnight courier service guaranteeing next day delivery, to the Holders’ respective addresses shown on the Register. Unless otherwise specified herein, all notices and communications hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service.
15.FACTS ASCERTAINABLE. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Corporation shall also maintain a written record of the Initial Issue Date, the number of shares of Convertible Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.
16.SEVERABILITY. If any term of the Convertible Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.
17.NO OTHER RIGHTS. The Convertible Preferred Stock will have no rights, preferences or voting powers except as provided in this Certificate of Designations or the Certificate of Incorporation or as required by applicable law.

EXHIBIT A
FORM OF SERIES A MANDATORILY CONVERTIBLE PREFERRED STOCK CERTIFICATE
[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE STATEMENT WITH RESPECT TO SHARES OF CONVERTIBLE PREFERRED STOCK. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]

New Fortress Energy Inc.
Series A Mandatorily Convertible Preferred Stock
Certificate No. [ ]
New Fortress Energy Inc., a Delaware corporation (the “Corporation”), certifies that [ ] is the registered owner of [ ] shares of the Corporation’s Series A Mandatorily Convertible Preferred Stock (the “Convertible Preferred Stock”) evidenced by this certificate (this “Certificate”). The special rights, preferences and voting powers of the Convertible Preferred Stock are set forth in the Certificate of Designations of the Corporation establishing the Convertible Preferred Stock (the “Certificate of Designations”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Certificate of Designations.
The shares of Convertible Preferred Stock are subject to restrictions on transfer set forth in the Certificate of Designations. The Corporation will give to the holder of Convertible Preferred Stock a copy of the Certificate of Designations then in effect without charge, promptly after receipt of a written request to the following address:
New Fortress Energy Inc.
111 W. 19th Street, 8th Floor
New York, New York, 10011
Attention: General Counsel
Additional terms of this Certificate are set forth on the other side of this Certificate.
[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, New Fortress Energy Inc. has caused this instrument to be duly executed as of the date set forth below.

NEW FORTRESS ENERGY INC.

Date: ______________	By:
Name:
Title:

TRANSFER AGENT’S COUNTERSIGNATURE
Equiniti Trust Company, LLC, as Transfer Agent, certifies that this Certificate evidences shares of Convertible Preferred Stock referred to in the within-mentioned Certificate of Designations.

Date: _________	By:
Authorized Signatory

New Fortress Energy Inc.
Series A Mandatorily Convertible Preferred Stock
This Certificate evidences duly authorized, issued and outstanding shares of Convertible Preferred Stock. Notwithstanding anything to the contrary in this Certificate, to the extent that any provision of this Certificate conflicts with the provisions of the Certificate of Designations or the Certificate of Incorporation, the provisions of the Certificate of Designations or the Certificate of Incorporation, as applicable, will control.
Countersignature. This Certificate will not be valid until countersigned by the Transfer Agent.
Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).
* * *
To request a copy of the Certificate of Designations, which the Corporation will provide to any Holder at no charge, please send a written request to the following address:
New Fortress Energy Inc.
111 W. 19th Street, 8th Floor
New York, New York, 10011
Attention: General Counsel

ASSIGNMENT FORM
New Fortress Energy Inc.
Series A Mandatorily Convertible Preferred Stock
Subject to the terms of the Certificate of Designations, the undersigned Holder of the within Convertible Preferred Stock assigns to:

Name:

Address:

Social security or tax identification number
its Convertible Preferred Stock and all rights thereunder and irrevocably appoints:
as agent to transfer the Convertible Preferred Stock on the books of the Corporation. The agent may substitute another to act for him/her.

Date: _________
(Legal Name of Holder)

Name:
Title: